CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 A1 for Liberated Syndication, Inc. of our report dated March 24, 2016, relating to the December 31, 2015 and 2014 consolidated financial statements of Liberated Syndication, Inc. which appears in such Form S-1.  We also consent to the reference to us under the heading "Experts".

Salt Lake City, Utah

April 8, 2016